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EXHIBIT 10.9

[LECG LETTERHEAD]

October 13, 2000

PERSONAL & CONFIDENTIAL

Dr. Walter Vandaele
3034 Cleveland Avenue N.W.
Washington, DC 20008

Dear Walter:

        LECG, LLC ("LECG" or "the Company") would be pleased to have you join as us a Director in our Washington, DC office effective as soon as practical. This letter outlines LECG's terms and conditions for Directors.

Exclusivity and Use of LECG Staff

        As a Director in LECG, you agree to be exclusive to the Company and to bill all of your professional consulting activities through LECG (except under special circumstances, which must be approved by me, when it may be desirable for your fees to be billed separately). You also agree to obtain needed staff support from LECG unless you and the Company agree that the staff resources required for a particular project cannot be provided by the Company. When you need staff support that extends beyond your local office, you should contact the Directors of our offices, or me.

Firm Management

        LECG would like you to serve on both the LECG Governing Board and our Advisory Council. Your service on the Board of Directors will be welcomed, and we will provide a seat for you on the Board at the first anniversary of our closing. Upon joining the Board, you will have a minimum term of at least two (2) years; provided, however, that your election to the Board would immediately terminate upon any termination of your employment.

Signing Bonus

        LECG will provide you with a signing bonus of $150,000.

Business Development Account

        LECG will provide you with a Business Development account of up to $20,000 per year, which is equal to the highest level offered within the firm. I will also work with you to fund other reasonable investments as needed. You may instruct staff to perform business development work for you within this limit.

        Business development expenses above any agreed-upon limits will normally be charged to your own account and you will be responsible for reimbursing the Company for costs associated with this work.

Compensation

        You will receive a guaranteed draw of $350,000 per annum (pro-rated and paid on a monthly basis) against your fees for at least two (2) years. At the end of two years, we would be willing to discuss extension of this provision.

        At the Director level, compensation is determined by your professional fees billed, and any finder's fees you earn. Each month we will compute your earnings as discussed in the Fee Pass Through and Project Origination Fees sections below. From these earnings, we will deduct the bonus pool participation (also discussed below.)

—Fee Pass Through

        Your fee pass-through earnings will be determined as follows. As a Director, you will receive 100% of your collected professional billings, except when the Company or another Director brings business to you. Ordinarily in these circumstances, 90% of your collected professional billings will be passed through to you.

        As an LECG Director, you determine the number of hours you wish to devote to professional consulting activities and you have no obligation to accept offers of work provided by the Company or by other Directors.

        LECG will bill your time at the hourly rate you establish. We understand that this rate may change on a case-by-case basis, and may be different in different geographic markets. You agree to discuss your rate with me and to advise me of any changes in rate that you may contemplate making. Fee pass-through earnings will ordinarily be paid to you by the 15th day (or next regular business day) of the month following the month in which your professional billings are collected by LECG. It is expected that LECG professional fees will be at least twice your own professional fees.

        The firm reserves the right to modify these policies as circumstances warrant in the future.

—Project Origination Fees

        As a Director, you will receive up to 14% of the total collected professional LECG staff billings on all projects that you source, net of all expenses, your own fees and the fees of other Directors and Affiliates, in accordance with our standard policy. Thus on a $500,000 project in which there is $100,000 in travel, telephone, copying and other expenses including your expert fees, you would receive a $56,000 ($400,000 X .14) project origination fee after payment has been received from the client. In circumstances where you are the finder and someone else is the expert, and the expert's pass-through rate has been reduced, your project origination fee will be grossed up by 10% of the fees collected on behalf of that expert. Such monies will generally be distributed within 90 days of receipt.

        When other Directors assist you in securing a project, the project origination fees will be split according to each Director's contribution to securing the project. Normally the Directors involved can work this out amicably. Any dispute will be resolved by me. Project origination fees will ordinarily be paid to you within 90 days of the time they are collected by LECG. If your association with LECG terminates for any reason, you will nevertheless be paid all fee pass-through earnings and project origination fees described above, for payments related to fees earned during your association with LECG but collected after your association terminates.

—Bonus Pool

        As a Director in the firm, 5% of your total earnings will be placed in a bonus pool holdback.

        The payment of any amount from this bonus pool will be discretionary, and will be contingent upon factors such as the size and needs of the staff bonus pool and your contribution to the firm, particularly with respect to staff mentoring, recruitment of top talent to the firm, teamwork, and collegiality within the organization. The total bonus amount reserved from your earnings cannot exceed $50,000 in any one year.

        Any bonus paid from the pool will be paid in February/March of the following year.

Equity and Equity Prospects

        LECG will extend to you the opportunity to purchase up to $1.0 million of Series Preferred and Common Stock in the New LECG at the same price and other terms as other LECG investors. This option will remain in effect through November 30, 2000.

        Subject to Board approval, you will receive 40,000 shares of LECG stock in the form of a "grant" (at a price of one (1) cent per share and subject to a four-year vesting schedule), and 10,000 stock options (with a four-year vesting schedule.) With respect to the 40,000 shares, LECG will cooperate with you in the filing of an election under Section 83(b) of the Internal Revenue code.

Benefits

        You will be eligible to participate in any and all benefit plans established by LECG and available to Directors. For purpose of your participation in LECG's Benefits Programs and any other programs that depend on tenure with LECG, LECG shall treat the full period of your tenure with PHB and PHB Hagler Bailly, as if it had been service with LECG. The tenure at PHB, PHB Hagler Bailly started as of June 13, 1988.

Write-downs and bad debt

        LECG has adopted a policy regarding the write-down of invoices which gives guidance as to how these will be handled. A copy of this policy is attached for your review.

Moving Expenses

        LECG will pay all reasonable expenses associated with your move from your present office to LECG's office, including all expenses associated with client file and record transfers.

Term

        Your association with LECG is based on the mutual consent of you and LECG, and accordingly either you or LECG may terminate the relationship at will, with or without cause, at any time. If your association with LECG terminates for any reason, you will nevertheless be paid all fee pass-through earnings and project origination fees described above, for payments related to fees earned during your association with LECG but collected by LECG after your association terminates. Any guaranteed compensation arrangements will end with termination of your relationship with LECG.

Administrative Support

        LECG provides Directors with office space and appropriate furniture and equipment. Our standard arrangement is for Directors to provide their own administrative support. If you wish, LECG will hire an Executive Analyst for you at an agreed upon salary. As such, you would be responsible for all cash costs associated with such employment in excess of amounts billed and collected on cases in which the Executive Analyst might work. Such amounts, if any, shall be calculated at the end of the year.

Final Agreement

        This Agreement is final and supersedes any prior understandings you may believe existed. The Agreement is dependent upon signing of the standard Non-Solicit Agreement, a copy of which is attached.

        LECG reserves the right to change any of their policies from time to time, including policies discussed in this agreement, as business conditions warrant. Any such changes will be communicated to the Directors upon their adoption.

        All of us at LECG very much look forward to having you as a Director on our team. Please sign below to indicate your acceptance of the terms contained in this letter.

Sincerely,

/s/ David P. Kaplan
David P. Kaplan
President

Enclosures

cc: Advisory Council

Agreed to and Accepted:

/s/ Walter Vandaele Name	Oct 30, 2000 Date
Oct 30, 2000 Expected Start Date

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